UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(A) of the
Securities Exchange Act Of 1934

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Filed by a Party other than the Registrant	☐

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240, 14a-12

HOMEFED CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HOMEFED CORPORATION

1903 Wright Place
Suite 220
Carlsbad, California 92008
______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 29, 2011
______________

June 24, 2011

To our common stockholders:

You are cordially invited to attend the annual meeting of stockholders of HomeFed Corporation to be held on July 29, 2011, at 1 P.M. PDT, at the Sheraton Carlsbad Resort, 5480 Grand Pacific Drive, Carlsbad, CA 92008:

1.	To elect six directors.

2.	To hold a non-binding, advisory vote to approve executive compensation.

3.	To hold a non-binding, advisory vote on the frequency of future advisory votes to approve executive compensation.

4.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2011.

5.	To transact any other business as may properly come before the meeting or any adjournments of the meeting.

Only holders of record of our common shares at the close of business on June 17, 2011 will be entitled to notice of and to vote at the meeting.  Please vote your shares, either (i) by signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope, (ii) by telephone using the toll-free telephone number printed on the proxy card, or (iii) by voting on the Internet, using the instructions printed on the proxy card.  This will assure that your shares are represented at the meeting.

By Order of the Board of Directors.

CORINNE A. MAKI
Secretary

HOMEFED CORPORATION

1903 Wright Place

Suite 220

Carlsbad, California 92008

______________

PROXY STATEMENT
______________

Annual Meeting of Stockholders

______________

June 24, 2011

This proxy statement is being furnished to the stockholders of HomeFed Corporation (the “Company”), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Company to be held on July 29, 2011 and at any adjournments thereof.

At the meeting, stockholders will be asked:

1.	To elect six directors.

2.	To hold a non-binding, advisory vote to approve executive compensation.

3.	To hold a non-binding, advisory vote on the frequency of future advisory votes to approve executive compensation.

4.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2011.

5.	To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has fixed the close of business on June 17, 2011 as the record date for the determination of the holders of our common shares, par value $.01 per share, entitled to notice of and to vote at the meeting.  Each eligible stockholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone.  At the close of business on June 17, 2011 there were 7,879,500 common shares entitled to vote.

This proxy statement and the accompanying form of proxy are first being sent to holders of the common shares on or about June 24, 2011.

THE MEETING

Date, Time and Place

The annual meeting will be held on July 29, 2011 at 1 P.M., local time, at the Sheraton Carlsbad Resort, 5480 Grand Pacific Drive, Carlsbad, CA 92008.

Matters to Be Considered

At the meeting, stockholders will be asked to consider and vote to: elect six directors; to hold a non-binding, advisory vote to approve executive compensation; to hold a non-binding, advisory vote on the frequency of future advisory votes to approve executive compensation; and to ratify the selection of independent auditors.

See “ELECTION OF DIRECTORS,” “ADVISORY VOTE ON EXECUTIVE COMPENSATION,” “ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION,” and “RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting.  If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

Stockholders as of the record date, i.e., the close of business on June 17, 2011, are entitled to notice of and to vote at the meeting.  As of the record date, there were 7,879,500 common shares outstanding and entitled to vote, with each share entitled to one vote.

Broker Non-Votes

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner.  Under New York Stock Exchange rules applicable to brokers, brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.”  The proposals to elect directors, to hold a non-binding, advisory vote to approve executive compensation and to hold a non-binding, advisory vote on the frequency of future advisory votes to approve executive compensation are considered “non-routine” items, which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions.  The proposal to ratify the selection of independent auditors, however, is considered a “routine” item, which means that brokerage firms may vote in their discretion regarding the selection of independent auditors on behalf of beneficial owners who have not furnished voting instructions.  Because at least one routine item is to be voted upon at the meeting, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2011 Annual Meeting.

Required Votes

Election of Directors. Under Delaware law, the affirmative vote of the holders of a plurality of the common shares voted at the meeting is required to elect each director.  Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a plurality.  Shares present at the meeting that are not voted for a particular nominee, broker non-votes or shares present by proxy where the stockholder withholds authority to vote for the nominee will not be counted toward the nominee’s achievement of a plurality.

Advisory Approval of Executive Compensation.  The approval, on a non-binding advisory basis, of the compensation of the Company’s executive officers, requires the affirmative vote of the holders of a majority of the common shares voted at the meeting.  Abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect for the purpose of determining whether the proposal has been approved.  The vote is advisory and therefore not binding on the Compensation Committee, the Board of Directors, or the Company.

Advisory Approval of the Frequency of the Advisory Vote on Executive Compensation.  The approval, on a non-binding advisory basis, of the frequency of the advisory vote on executive compensation as disclosed in this proxy statement, requires the affirmative vote of the holders of a plurality of the common shares voted at the meeting on this matter.  Abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect for the purpose of determining whether a plurality has been achieved on this proposal.  The vote is advisory and therefore not binding on the Compensation Committee, the Board of Directors, or the Company.

Selection of Auditors.  Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors requires the affirmative vote of the holders of a majority of the common shares voted at the meeting.  Abstentions, if any, will not be counted as votes cast and therefore will have no effect for the purpose of determining whether the proposal has been approved.

Joseph S. Steinberg, Chairman of our Board of Directors, beneficially owns 745,520 shares of our common stock or approximately 9.5% of our common stock outstanding at the record date, including 3,500 shares of our common stock which Mr. Steinberg has the right to acquire upon exercise of stock options; and trusts for the benefit of Mr. Steinberg’s children beneficially own 61,793 shares of our common stock or approximately 0.8% of our common stock outstanding at the record date.  Mr. Steinberg disclaims beneficial ownership of our common stock held by these trusts.  Ian M. Cumming, a director of the Company, beneficially owns 608,233 shares of our common stock or approximately 7.7% of our common stock outstanding at the record date, including 3,500 shares of our common stock which Mr. Cumming has the right to acquire upon exercise of stock options.  Leucadia National Corporation (together with its subsidiaries, “Leucadia”) is the beneficial owner of 2,474,226 shares of our common stock or approximately 31.4% of our common stock outstanding at the record date.  Mr. Steinberg is also a director, President and significant stockholder of Leucadia.  Mr. Cumming is Chairman of the Board and a significant stockholder of Leucadia.  In addition, the Cumming Foundation and the Joseph S. and Diane H. Steinberg 1992 Charitable Trust, private charitable foundations independently established by Messrs. Cumming and Steinberg, respectively, beneficially own 172,330 (2.2%) shares of our common stock and 42,381 (0.5%) shares of our common stock outstanding at the record date, respectively.  Mr. Cumming and Mr. Steinberg each disclaim beneficial ownership of our common stock held by their respective private charitable foundations.  Leucadia has advised us that it intends to vote all of our common stock that it beneficially owns and Messrs. Cumming and Steinberg have advised us that they each intend to cause all of our common stock beneficially owned by each of them, and all of our common stock beneficially owned by charitable foundations established by Mr. Cumming and Mr. Steinberg, to be voted in favor of each nominee named herein, in favor of each of the foregoing proposals and in favor of ratification of the selection of independent auditors.  In addition to Messrs. Cumming and Steinberg, all of our other directors and officers beneficially own 0.5% of our common stock outstanding at the record date.

Voting and Revocation of Proxies

Stockholders are requested to vote by proxy in one of three ways:

·	Use the toll-free telephone number shown on your proxy card;

·	Visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

·	Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein.  Subject to the broker non-vote rules discussed above under “Required Votes,” if instructions are not given, proxies will be voted for election of each nominee for director named, for the approval, on a non-binding advisory basis, of the executive compensation of the Company’s Named Executive Officers, for the approval, on a non-binding advisory basis, of an advisory vote on executive compensation every 1 year, and for ratification of the selection of independent auditors.

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the proxy card.  The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly.  A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded.  Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder.  If you submit your proxy by Internet or telephone, it will not be necessary to return your proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder.  The availability of Internet and telephone voting will depend on their voting procedures.

If a stockholder does not return a signed proxy card or submit a proxy by the Internet or by telephone, and does not attend the meeting and vote in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting.  Attendance at the meeting will not in and of itself constitute revocation of a proxy.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 17, 2011, in order to vote your shares at the meeting.

Electronic Delivery of Annual Report and Proxy Materials

This proxy statement and the accompanying annual report are available at:
https://materials.proxyvote.com/43739D.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer and Trust Company, (in writing: 59 Maiden Lane, New York, New York 10038; by telephone in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200).

If we are householding materials to your address and you wish to receive a separate copy of the 2010 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting.  In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, telegram, in person or otherwise.  These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation.  Solicitation will be conducted by our directors, officers and employees and we will bear all costs associated with such solicitation.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our common stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Independent Auditors

We have been advised that representatives of PricewaterhouseCoopers LLP, our independent auditors for 2010, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

ELECTION OF DIRECTORS

At the meeting, six directors are to be elected to serve until the next meeting or until their successors are elected and qualified.  All of the following nominees are currently serving as directors.  The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the six nominees named by the Board of Directors and listed on the following table.  The Board of Directors expects that each of the nominees will be available for election as a director.  However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.  The following information is as of June 17, 2011.

Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Board of Directors to determine that the person should be nominated as a director of the Company at the Company’s 2011 Annual Meeting.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Patrick D. Bienvenue
Mr. Bienvenue, 56, has served as a director since August 1998 and is currently an independent real estate advisor.  From January 1996 until April 2011, Mr. Bienvenue served in a variety of executive capacities with real estate related subsidiaries of Leucadia and was responsible for the entitlement, development and management of these entities and their properties.  Mr. Bienvenue has senior managerial and development experience in the real estate sector.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Paul J. Borden, President
Mr. Borden, 62, has served as a director and our President since May 1998.  Mr. Borden was a Vice President of Leucadia from August 1988 through October 2000, responsible for overseeing many of Leucadia’s real estate investments.  Prior to working for Leucadia he had a 16 year career in commercial lending.  Mr. Borden has managerial and development experience in the real estate sector.

Timothy M. Considine
Mr. Considine, 70, has served as a director since January 1992, serving as Chairman of the Board from 1992 to December 1999, and is employed on a part-time basis by Considine and Considine, an accounting firm in San Diego, California, where he was a partner from 1965 to 2002.  Mr. Considine has accounting and managerial experience.  He also has experience advising the Port of San Diego on various real estate matters.  Mr. Considine also has experience serving on the boards of private entities.

Ian M. Cumming
Mr. Cumming, 70, has served as a director since May 1999.  He has been a director and Chairman of the Board of Leucadia since June 1978 and a director of Skywest, Inc., a Utah-based regional air carrier, since June 1986.  Mr. Cumming is also a director of Fortescue Metals Group Ltd (“Fortescue”), an Australian public company that is engaged in the mining of iron ore, in which Leucadia has an approximate 5% equity interest.  Mr. Cumming is also a director of Jefferies Group, Inc. (“Jefferies”), a publicly traded full service global investment bank and institutional securities firm serving companies and other investors in which Leucadia has an approximate 28% interest.  Mr. Cumming previously served as a director of AmeriCredit Corp, the Chairman of the Board of The FINOVA Group Inc. (“FINOVA”), and a member of the Board of Managers of Premier Entertainment Biloxi, LLC.  Mr. Cumming has managerial and investing experience in a broad range of businesses through his more than 30 years as Chairman and Chief Executive Officer of Leucadia.  He also has experience serving on the boards of directors and committees of both public and private entities.

Michael A. Lobatz
Dr. Lobatz, 62, has served as a director since February 1995 and has been a practicing physician in San Diego, California since 1981.  Dr. Lobatz has managerial experience in both the real estate and healthcare sectors and has experience serving on the boards of private and not-for-profit entities.

Joseph S. Steinberg, Chairman of the Board
Mr. Steinberg, 67, has served as a director since August 1998 and as Chairman of the Board since December 1999.  Mr. Steinberg has been President of Leucadia since January 1979 and a director of Leucadia since December 1978.  Mr. Steinberg is also a director of Jefferies.  Mr. Steinberg had previously served as a director of Jordan Industries, Inc., White Mountains Insurance Group, Ltd, FINOVA and Fortescue, and was a member of the Board of Managers of Premier Entertainment Biloxi, LLC.  Mr. Steinberg has managerial and investing experience in a broad range of businesses through his more than 30 years as President and a director of Leucadia.  He also has experience serving on the boards and committees of both public and private companies.

The Board of Directors recommends a vote FOR the above-named nominees.

INFORMATION CONCERNING
THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Independence

On February 16, 2011, the Board affirmatively determined that Timothy M. Considine and Michael Lobatz are independent, applying the NASDAQ Stock Market’s listing standards for independence.

Certain Relationships And Related Transactions

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted a policy for the review, approval and ratification of transactions that involve “related persons” and potential conflicts of interest (the “Related Person Transaction Policy”).

The Related Person Transaction Policy applies to each director and executive officer of the Company, any nominee for election as a director of the Company, any security holder who is known to own of record or beneficially more than five percent of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any corporation, firm, association or other entity in which one or more directors of the Company are directors or officers, or have a substantial financial interest (each a “Related Person”).

Under the Related Person Transaction Policy, a Related Person Transaction is defined as a transaction or arrangement involving a Related Person in which the Company is a participant or that would require disclosure in the Company’s filings in accordance with SEC rules.

Under the Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential Related Person Transactions and must disclose all material facts with respect to such transaction.  All Related Person Transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified.  In determining whether to approve or ratify a Related Person Transaction the Audit Committee will consider the relevant facts and circumstances of the Related Person Transaction, which may include factors such as the relationship of the Related Person with the Company, the materiality or significance of the transaction to the Company and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operations.

Related Person Transactions

The Company is required to obtain infrastructure improvement bonds primarily for the benefit of the City of San Marcos prior to the beginning of lot construction work and warranty bonds upon completion of such improvements in the San Elijo Hills project.  These bonds provide funds primarily to the City in the event the Company is unable or unwilling to complete certain infrastructure improvements in the San Elijo Hills project.  Leucadia is contractually obligated to obtain these bonds on behalf of the subsidiaries through which the San Elijo Hills project is owned pursuant to the terms of agreements entered into when those subsidiaries were acquired by the Company.  Those subsidiaries are responsible for paying all third party fees related to obtaining the bonds.  Should the City or others draw on the bonds for any reason, certain of the Company’s subsidiaries would be obligated to reimburse Leucadia for the amount drawn.  As of March 31, 2011 and December 31, 2010, the amount of outstanding bonds was approximately $750,000 and $2,850,000, respectively, none of which has been drawn upon.

Since 1995, Leucadia has been providing administrative and accounting services to the Company.  Under the current administrative services agreement, Leucadia provides services to the Company for a monthly fee of $15,000 ($180,000 in the aggregate for all of 2010).  Pursuant to this agreement, Leucadia provides the services of Ms. Corinne A. Maki, the Company’s Secretary, in addition to various administrative functions.

Ms. Maki is an officer of subsidiaries of Leucadia.  The term of the administrative services agreement automatically renews for successive annual periods unless terminated in accordance with its terms.  Leucadia has the right to terminate the agreement by giving the Company not less than one year’s prior notice, in which event the then monthly fee will remain in effect until the end of the notice period.  The Company has the right to terminate the agreement, without restriction or penalty, upon 30 days prior written notice to Leucadia.  The agreement has not been terminated by either party.

The Audit Committee or the Board has approved or ratified each of the foregoing.

Meetings and Committees

During 2010, the Board of Directors held four meetings and took action by unanimous written consent on four other occasions.  In 2011, the Board of Directors has held one meeting and has taken action by unanimous written consent on three other occasions.

The Board of Directors’ has a standing Audit Committee and Compensation Committee.

The functions of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility to oversee the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent accountants, the performance of our independent accountants and significant financial matters.  In discharging its duties, the Audit Committee has the sole authority to select (subject to stockholder ratification, which ratification is not binding on the Audit Committee), compensate, evaluate and replace the independent accountants, reviews and approves the scope of the annual audit, reviews and pre-approves the engagement of our independent accountants to perform audit and non-audit services and the related fees, meets independently with our independent accountants and senior management, reviews the integrity of our financial reporting process and reviews our financial statements and disclosures and certain SEC filings.

During 2010, the Audit Committee met six times, including meetings with the independent auditors without management present.  In 2011, the Audit Committee has held three meetings.  The Board of Directors has adopted a charter for the Audit Committee, which is available on our website, www.homefedcorporation.com.  See “ANNUAL REPORT AND COMPANY INFORMATION” below.  The Audit Committee consists of Mr. Considine (Chairman) and Dr. Lobatz.  Our Board has determined that each of Mr. Considine and Dr. Lobatz is independent, applying the NASDAQ Stock Market’s listing standards for independence, and that Mr. Considine is qualified as an audit committee financial expert within the meaning of SEC regulations.

The functions of the Compensation Committee are to determine and approve the compensation of our executive officers.  The Compensation Committee consists of Mr. Steinberg.  The Compensation Committee does not have a formal charter.

The Board of Directors does not have a nominating committee or a policy concerning stockholder nominations.  As our common stock is traded on the OTC Bulletin Board Service, we are not subject to listing standards that would require director nominees to be selected or recommended by a majority of independent directors or a nominating committee comprised solely of independent directors.  Because Mr. Steinberg, Mr. Cumming and Leucadia together beneficially own nearly 50% of the outstanding common stock of the Company, the Board believes it is appropriate to have all directors involved in the process of nominating directors rather than delegate this responsibility to a smaller group of directors.  As indicated above, under the listing standards of the NASDAQ Stock Market, Mr. Considine and Dr. Lobatz are independent directors serving on the Board.  All current members of the Board of Directors have been re-nominated to serve as our directors.

The Board does not believe that it is in the Company’s best interests to establish rigid criteria for the selection of prospective nominees inasmuch as the needs of the Company may change over time.  Accordingly, the selection of prospective nominees would be based on skills relevant to the issues the Company faces at the time of nomination.  Nominees would be selected on the basis of their experience and qualifications, availability to devote sufficient time to the Board and the needs of the Company at that time.  The Board does not have a policy with regard to the consideration of diversity in identifying director nominees; therefore, diversity may or may not be considered in connection with the assessment process.  In 2010, the Board did not pay a fee to any third party to identify candidates.

Candidates who may also become members of our Audit Committee would be required to have the financial experience necessary to perform the duties of a member of the Audit Committee and to satisfy SEC requirements for membership on the Audit Committee.

A stockholder entitled to vote in the election of directors may nominate one or more persons for election as director at a meeting if written notice of that stockholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of stockholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting, and, with respect to an election to be held at a special meeting of stockholders, not later than the tenth day following the date on which notice of the meeting is first given to stockholders.  The notice shall include the name and address of the stockholder and his or her nominees, a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the stockholder’s nominees, and the consent of each nominee to serve as a director of the Company if so elected.  We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.  We did not receive any nominations from stockholders for election as directors at the meeting.  See “PROPOSALS BY STOCKHOLDERS” below for the deadline for nominating persons for election as directors for the 2012 annual meeting.

Board Structure and Risk Oversight

Joseph S. Steinberg, who is a significant stockholder of the Company and also president of our largest stockholder, Leucadia, serves as our Chairman, and Paul J. Borden serves as our President.  As Chairman, Mr. Steinberg focuses primarily on long-term strategic issues facing the Company.  As President, Mr. Borden focuses primarily on the Company’s day-to-day operations and management of the Company’s business. The Board believes that this is an effective leadership structure from which the Company has benefited as it strengthens the Company’s ability to pursue its strategic and operational objectives.

The Board is responsible for the general oversight of risks that affect the Company.  The Board regularly receives reports on the operations of the Company from the President and other members of management and discusses the risks related thereto.  The Board also fulfills its oversight role through the operation of its Audit Committee, which is composed of independent directors.  The Audit Committee has responsibility for risk oversight in connection with its review of the Company’s financial reports filed with the SEC.  The Audit Committee receives reports from the Company’s principal financial officer, the Company’s principal executive officer and the Company’s independent auditors in connection with the review of the Company’s quarterly and annual financial statements regarding significant transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters.  When reporting on such matters, the Company’s independent auditors also provide their assessment of management’s report and conclusions.  The Audit Committee also oversees the Related Person Transactions Policy.

Compensation Policies and Risk Management

The Company does not have a formal compensation plan for any of its 13 full time employees.  Annually, the Compensation Committee will consider making incentive compensation awards that are purely discretionary, taking into account the employee’s individual performance as well as the Company’s performance for the particular year.  Accordingly, the Company believes that its compensation policies do not reward employees for imprudent risk taking.

Attendance

In 2010, all directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which they served.  It is the Company’s policy that directors are expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the stockholders, the Board of Directors and committees of which he is a member.  All directors attended the annual meeting of stockholders in July 2010.

Communicating with the Board

Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to the Board of Directors, c/o Corporate Secretary, HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.  The Corporate Secretary will review all correspondence and regularly forward to the Board of Directors a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of all such correspondence.  Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Code of Practice

We have a Code of Business Practice, which is applicable to all of our directors, officers and employees, and includes a Code of Practice applicable to our principal executive officers and senior financial officers.  Both the Code of Business Practice and the Code of Practice are on our website.  We intend to post amendments to or waivers from our Code of Practice on our website.

PRESENT BENEFICIAL OWNERSHIP

Set forth below is certain information as of June 17, 2011, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, of our common stock by (1) each person, who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, which is our only class of voting securities, (2) each director and nominee for director, (3) each of our Named Executive Officers (as defined below), (4) the trusts for the benefit of Mr. Steinberg’s children and charitable foundations established by Mr. Cumming and Mr. Steinberg and (5) all of our executive officers and directors as a group.  Unless otherwise stated, the business address of each person listed is c/o HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class

Leucadia National Corporation (a)	2,474,226		31.4%
Beck, Mack & Oliver LLC (b)	1,091,146	(b)	13.8%
Patrick D. Bienvenue	4,900	(c)	*
Paul J. Borden	6,200	(d)	*
Timothy M. Considine	5,400	(e)	*
Ian M. Cumming	608,233	(f)(g)	7.7%
Michael A. Lobatz	4,900	(c)	*
Curt R. Noland	7,000	(h)	*
Erin N. Ruhe	7,000	(h)	*
Joseph S. Steinberg	745,520	(g)(i)	9.5%
The Steinberg 1989 Trust	27,532	(j)	.3%
Cumming Foundation	172,330	(k)	2.2%
The Joseph S. and Diane H. Steinberg 1992 Charitable Trust	42,381	(l)	.5%
All Directors and executive officers as a group (9 persons)	1,390,353	(m)	17.6%
___________________
* Less than .1%.

(a)	The business address of this beneficial owner is 315 Park Avenue South, New York, New York 10010.

(b)
The business address of the beneficial owner is 360 Madison Avenue, New York, New York 10017.  Based upon a Schedule 13G filed with the SEC on January 26, 2011, by Beck, Mack & Oliver LLC (“BMO”) and discussions with BMO, the securities reported in BMO’s Schedule 13G are beneficially owned by separate managed account holders which, pursuant to individual advisory contracts, are advised by BMO.  Such advisory contracts grant to BMO all investment and voting power over the securities owned by such advisory clients.  Beneficial ownership of these common shares, including all rights to distributions in respect thereof and the proceeds of a sale or disposition, is held by the separate, unrelated account holders, and BMO disclaims beneficial ownership of such common shares.

(c)	Includes 3,500 shares that may be acquired upon the exercise of currently exercisable stock options.

(d)	Includes 6,000 shares that may be acquired upon the exercise of currently exercisable stock options.

(e)
Includes 500 shares held by the Seeseeanoh Inc. Retirement Plan.  Mr. Considine and his wife are the sole owners of Seeseeanoh, a real estate company in San Diego, California.  Also includes (i) 1,400 shares held by The Considine Family 1981 Trust, of which Mr. Considine and his wife are trustees and (ii) 3,500 shares that may be acquired upon exercise of currently exercisable stock options.

(f)
Includes (i) 5,704 shares (less than .1%) as to which Mr. Cumming may be deemed to be the beneficial owner, (ii) 60,000 shares (.8%) held by a corporation which is 50% owned by Mr. Cumming and 50% owned by Mr. Cumming’s wife and (iii) 3,500 shares that may be acquired upon the exercise of currently exercisable stock options.  Does not include 2,474,226 shares held by Leucadia which Mr. Cumming may be deemed to beneficially own as a result of his beneficial ownership of Leucadia common shares.

(g)
Messrs. Cumming and Steinberg have an oral agreement pursuant to which they will consult with each other as to the election of a mutually acceptable Board of Directors of the Company.  The business address for Messrs. Cumming and Steinberg is c/o Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.

(h)	Includes 2,000 shares that may be acquired upon the exercise of currently exercisable stock options.

(i)
Includes (i) 3,676 shares (less than .1%) beneficially owned by Mr. Steinberg’s wife and daughter as to which Mr. Steinberg may be deemed to be the beneficial owner, (ii) 61,793 shares (.8%) owned by trusts for the benefit of Mr. Steinberg’s children and (iii) 3,500 shares that may be acquired upon the exercise of currently exercisable stock options.  Does not include 2,474,226 shares held by Leucadia which Mr. Steinberg may be deemed to beneficially own as a result of his beneficial ownership of Leucadia common shares.

(j)	Mr. Steinberg disclaims beneficial ownership of all of our common stock held by this trust.

(k)	Mr. Cumming is a trustee and President of the foundation and disclaims beneficial ownership of our common stock held by the foundation.

(l)	Mr. Steinberg and his wife are trustees of the trust. Mr. Steinberg disclaims beneficial ownership of our common stock held by the trust.

(m)
Includes 28,700 shares that may be acquired upon the exercise of currently exercisable stock options.  Includes Christian E. Foulger, who was elected as a Vice President of the Company by the Board of Directors on April 15, 2011.  See “Executive Officers” below.

As of June 17, 2011, Cede & Co. held of record 4,528,039 shares of our common stock (approximately 57.5% of our total common stock outstanding).  Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

As described in our Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”), our common stock is subject to transfer restrictions that are designed to reduce the possibility that certain changes in ownership could result in limitations on the use of our tax attributes.  Our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 5% or more of our common shares and the ability of persons or entities now owning 5% or more of our common shares from acquiring additional common shares.  Stockholders (and prospective stockholders) are advised that, under the tax law rules incorporated in these provisions, the acquisition of even a single share of common stock may be proscribed under our certificate of incorporation, given (among other things) the tax law ownership attribution rules as well as the tax law rules applicable to acquisitions made in coordination with or in concert with others.  The restriction will remain until the earliest of (a) December 31, 2028, (b) the repeal of Section 382 of the Internal Revenue Code (or any comparable successor provision) and (c) the beginning of our taxable year to which these tax attributes may no longer be carried forward. The restriction may be waived by our Board of Directors.

Stockholders are advised to carefully monitor their ownership of our common stock and consult their own legal advisors and/or us to determine whether their ownership of our common shares approaches the proscribed level.  Based upon discussions with BMO, we believe that the beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) by BMO of our common stock as reflected in the table above is not in violation of the transfer restrictions contained in our certificate of incorporation.

Equity Compensation Plan Information

The following table summarizes information regarding the Company’s equity compensation plans as of December 31, 2010.  All outstanding awards relate to the Company’s Common Stock.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	104,500	$30.02	395,400

Equity compensation
plans not approved
by security holders	-	-	-

Total	104,500	$30.02	395,400

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis

Introduction

The Board of Directors has a Compensation Committee consisting of Joseph S. Steinberg that determines and approves the compensation of the executive officers of the Company, including those named in the Summary Compensation Table (the “Named Executive Officers”).

Compensation Objectives and Philosophy

Our compensation philosophy is based upon rewarding current and past contributions, performance and dedication and providing incentives for superior long-term performance.  We believe that there should be a strong link between pay and performance of both the Company and the individual.  Accordingly, a large percentage of annual compensation consists of discretionary bonus compensation.  This ensures that compensation paid to an executive reflects the individual’s specific contributions to our success, the level and degree of complexity involved in his/her contributions to the Company and the Company’s overall performance. We believe our compensation package aligns the interests of executive officers with those of our stockholders.

The Company believes that our current compensation program fits within our overall compensation philosophy of providing a straight-forward compensation package and strikes the appropriate balance between short and long-term performance objectives.

Setting Executive Compensation

In determining compensation for our Named Executive Officers, the Compensation Committee does not rely on any specific formula, benchmarking or pre-determined targets.  The Compensation Committee focuses primarily on its subjective determination of the performance of the individual executive officer, as well as on the performance of the Company.

In considering executive compensation, the Compensation Committee takes into account an executive officer’s responsibilities, as well as the services rendered by the executive officer to the Company.

Elements of Compensation

Our compensation package for executive officers consists of three basic elements: (1) base salary; (2) annual bonus compensation; and (3) long-term incentives in the form of stock options granted pursuant to our Amended and Restated 1999 Stock Incentive Plan (the “Option Plan”).

Other elements of compensation include medical and life insurance benefits available to employees generally.  Additionally, certain perquisites may be available to executive officers that are not available to other employees generally.

Each element of compensation serves a different purpose.  Salary and bonus payments are designed mainly to reward current and past performance, while stock options are designed to provide incentive for strong long-term future performance and are directly linked to stockholders’ interests because the value of the awards will increase or decrease based upon the future price of our common stock.

None of our executive officers is a party to an employment agreement with the Company.

Base Salary

Base salary is consistent with the executive’s office and level of responsibility, with annual salary increases which generally amount to a small percentage of the executive’s prior base salary, primarily reflecting cost of living increases.

Short-Term Incentives - Annual Bonus Compensation

Annual bonus compensation of executive officers is determined by the Compensation Committee based on its subjective assessment of an executive’s and the Company’s performance, given the cyclical nature of the real estate development industry.  Bonuses are subjective and are not based upon any formula or the application of any mathematical criteria.  While there is no agreement to pay annual bonuses, at the time each of the executive officers was employed by the Company there was a discussion that, in all but exceptional circumstances, annual subjective bonuses would be paid.  The Compensation Committee considers the Company’s actual and estimated results of operations for the year in question, as well as operating results and bonus compensation for prior years.  The Committee also considers self-evaluations completed by each executive officer for the year, which provide the Compensation Committee with each executive’s subjective assessment of his or her achievements for the year, as well as identify personal goals for the coming year, and bonus recommendations from the Company’s President.

In evaluating each executive’s performance, the Compensation Committee takes into account the incremental value to the Company of obtaining project approvals and entitlements as the Company’s development projects progress, and places more emphasis on whether the executive’s performance has increased the long term value of the Company, rather than on the Company’s earnings for that year.  The Compensation Committee also recognizes that, due to the extended length of time that it takes to obtain land entitlements, especially in California where the Company’s business is centered, the current efforts of its executive officers may not result in operating profits for many years in the future.

Bonuses, which have varied from year to year, also reflect the Company’s profitability and activities for the year in question.  For example, in years in which the Company is actively selling real estate, the Compensation Committee is likely to subjectively consider the executive’s contribution to the sales effort and in years in which the Company is actively engaged in land acquisition, entitlement and land development efforts, the Compensation Committee is likely to consider the executive’s contribution to those efforts.  The Compensation Committee also subjectively considers the executive’s contribution to evaluation of new opportunities, and also places importance upon the executive’s critical analysis that can result in avoiding making investments that do not meet the Company’s investment criteria and are not consummated, as well as on those opportunities that are consummated.  These considerations and the specific efforts of our Named Executive Officers discussed below also apply to the Company’s decision to award stock options to its key executives during 2010, as discussed below under “Long Term Incentives – Stock Options.”

The Compensation Committee considered Mr. Borden’s efforts in 2010 in continuing to identify and investigate new land acquisition opportunities, managing the Company’s litigation, and providing support to the ongoing sales effort at San Elijo Hills.  The Compensation Committee also considered Mr. Borden’s leadership in ensuring that the Company made progress in its planning and entitlement of the Otay Land Company property, improving the operations and value of the Rampage Property and helping to advance the plan to resolve the environmental cleanup of the Flat Rock property.  With Mr. Borden’s leadership, in 2010 the Company continued to control costs and spending, resulting in a stronger balance sheet and increased liquidity.

For Mr. Noland, the Compensation Committee considered the continuing progress made in advancing the planning and entitlement of the Otay Land Company property, the ongoing sales of lots at San Elijo Hills and his successful effort to increase and strengthen the Company’s relationships with numerous home builders and developers.  The Committee also recognized Mr. Noland’s increased support of the Company’s efforts to investigate new acquisition opportunities, control costs and resolve litigation.

For Ms. Ruhe, the Compensation Committee acknowledged her continuing efforts to control costs and spending.  The Compensation Committee also considered Ms. Ruhe’s accomplishments in 2010 managing the Company’s accounting and internal controls; no compliance issues or areas of weakness in internal controls over financial reporting were discovered during the annual audit.  The Compensation Committee also recognized her capable management of the Company’s cash and investment portfolio.  The Compensation Committee also recognized Ms. Ruhe’s excellent work done in support of the Company’s litigation and compliance with information requests.

Based upon the foregoing, on January 5, 2011, the Compensation Committee approved annual salary increases (effective January 1, 2011) and discretionary 2010 cash bonuses for each of the Named Executive Officers reflected in the Summary Compensation Table below.

Additionally, all employees of the Company received a discretionary 2010 year-end bonus equal to approximately 3% of base salary.

Long-Term Incentives - Stock Options

By means of our Option Plan, we seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions.

Options Awarded to Executive Officers

Occasionally, stock options may be awarded which, under the terms of our Option Plan, permit the executive officer or other employee to purchase shares of our common stock at not less than the fair market value of the shares of common stock at the date of grant.  The extent to which the employee realizes any gain is, therefore, directly related to increases in the price of our common stock and, therefore, stockholder value, during the period of the option.  In certain circumstances, options having an exercise price below the fair market value of our common stock on the date of grant may be issued (although none have been granted to date).  Options granted to executive officers become exercisable at the rate of 20% per year, commencing one year after the date of grant. As discussed above under “Short-Term Incentives – Annual Bonus Compensation,” the number of stock options awarded to an executive officer is not based on any specific formula, but rather on a subjective assessment of the executive’s performance and the Company’s performance.  Options are priced at the closing price on the date of grant and are not granted to precede the announcement of favorable information.  Besides the options granted to Mr. Borden by virtue of the automatic annual grant to directors as discussed below, prior to May 2010, options had not been granted to executive officers since 2000.  On May 11, 2010, the Board of Directors granted options to key employees of the Company, including options to purchase 12,500 shares of our common stock to Paul J. Borden and options to purchase 10,000 shares of our common stock to each of Curt R. Noland and Erin N. Ruhe.  These options were granted to executive officers under the Company’s stock option plan at an exercise price of $25.00 per share, the closing price of a share of our common stock on the date of the grant.  These options become exercisable at the rate of 20% per year, commencing May 11, 2011 and expire on May 11, 2016.

Options Awarded to Directors

Under the terms of our Option Plan, each director, including Paul J. Borden, our President, is automatically granted options to purchase 1,000 shares on the date on which the annual meeting of our stockholders is held each year.  As stated above, options are priced at the closing price on the date of grant.

In August 2010, pursuant to this automatic grant, Paul J. Borden was granted options to purchase 1,000 shares of our common stock with an exercise price of $21.00 per share, which become exercisable at the rate of 25% per year, commencing one year after the date of grant.

Other Benefits; Executive Perquisites

Medical and life insurance benefits and matching contributions to our 401(k) plan are available to employees generally.

Mr. Borden maintains his primary residence in New Jersey.  We reimburse him for costs of maintaining a temporary residence in California, airfare to and from his primary residence and transportation costs including the personal use of a company car while in California.  Such reimbursements are considered to be taxable compensation reportable by Mr. Borden under federal income tax rules, which results in a net cash cost to him, even though he does not gain any incremental financial benefit from these reimbursements.  As a result, beginning in 2005, the Board of Directors (without Mr. Borden’s participation) agreed to pay Mr. Borden additional compensation which, after taxes, will provide him with sufficient funds to pay the taxes due on the expense amounts reimbursed by us.  In 2010, we paid Mr. Borden $50,300 with respect to additional taxable compensation reported by Mr. Borden for reimbursements made during 2010.

Mr. Noland receives the use of a company owned car and certain related benefits.

No other Named Executive Officers receive perquisites.

Stock Ownership Requirements

We do not have a formal stock ownership requirement, although two of our directors, Mr. Steinberg and Mr. Cumming, respectively, beneficially own approximately 9.5% and 7.7% of our outstanding common stock.

Accounting and Tax Matters

The cost of all share-based payments to employees or directors is recognized in the financial statements based on their fair values.  The cost is recognized as an expense over the vesting period of the award.

Under the provisions of Section 162(m) of the Internal Revenue Code of 1986, we would not be able to deduct compensation to our executive officers whose compensation is required to be disclosed for such year in excess of $1 million per year unless such compensation was within the definition of “performance-based compensation” or meets certain other criteria.  To qualify as “performance-based compensation,” in addition to certain other requirements, compensation generally must be based on achieving certain pre-established objective performance criteria.  The Board of Directors believes that compensation at such levels is not likely to be a recurring event and that it is in our interest to retain maximum flexibility in our compensation programs to enable us to appropriately reward, retain and attract the executive talent necessary to the Company’s success.  The Board recognizes that in appropriate circumstances compensation that is not deductible under Section 162(m) may be warranted and could be paid in the Board of Directors’ discretion.

COMPENSATION COMMITTEE REPORT

I have reviewed and discussed with the Company’s management the above Compensation Discussion and Analysis (“CD&A”).  Based upon my review and discussions, I have recommended to the Board of Directors that the CD&A be included in these Proxy Materials.

Compensation Committee

Joseph S. Steinberg

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)		Total

Paul J. Borden,	2010	$271,317	$258,140	$143,539	$184,098	(3)	$857,094
President	2009	$263,415	$157,902	$8,662	$152,659		$582,638
	2008	$255,742	$182,672	$10,200	$202,984		$651,598

Curt R. Noland,	2010	$175,579	$280,267	$109,895	$24,170	(4)	$589,911
Vice President	2009	$170,465	$155,114	$-	$16,308		$341,887
	2008	$165,500	$104,965	$-	$17,274		$287,739

Erin N. Ruhe,	2010	$142,055	$229,262	$109,895	$12,576		$493,788
Vice President,	2009	$137,917	$129,138	$-	$9,800		$276,855
Treasurer and	2008	$133,900	$129,017	$-	$9,200		$272,117
Controller

(1)
This column represents the fair value of stock options granted to the Named Executive Officers in accordance with GAAP.  Information on the valuation assumptions made when calculating the amounts in this column is found in Note 7 to the Company’s consolidated financial statements contained in the 2010 Form 10-K.

(2)
Certain items included in this column (including personal use of company cars) are currently taxable to the Named Executive Officer.  The amount of taxable income for the individual is determined pursuant to Internal Revenue Service rules which may differ from the amounts reflected in this column.

(3)
For 2010, consists of non-cash compensation of $35,794 for maintaining a temporary residence in California and $21,849 for airfare to and from his primary residence in New Jersey, and director fees from the Company of $24,000.  This column also includes transportation and the personal use of a company car while in California and related expenses, as well as contributions made by the Company to a defined contribution 401(k) plan on behalf of Mr. Borden, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Borden.  For 2010, also includes $50,300 in additional cash compensation which, after taxes, is intended to provide Mr. Borden with sufficient funds to pay the taxes due on the expense amounts reimbursed by us.

(4)
Consists of non-cash compensation for use of a company car and related expenses and contributions made by the Company to a defined contribution 401(k) plan on behalf of Mr. Noland, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Noland.

Grants of Plan-Based Awards in 2010

This table provides information about equity awards granted to the Named Executive Officers in 2010 under our Option Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (2)		Exercise or Base Price of Option Awards ($/sh) (3)	Grant Date Fair Value of Stock and Option Awards (4)

Paul J. Borden,	8/2/10	1,000	(1)	$21.00	$6,170
President	5/11/10	12,500		$25.00	$137,369

Curt R. Noland,	5/11/10	10,000		$25.00	$109,895
Vice President

Erin N. Ruhe,	5/11/10	10,000		$25.00	$109,895
Vice President,
Treasurer and
Controller

(1)	As discussed in the CD&A, in August 2010 Mr. Borden was granted 1,000 options pursuant to the automatic grant to directors under the Option Plan.

(2)
This column shows the number of common shares issuable under options granted in 2010.  Options granted to the Named Executive Officers vest and become exercisable in five equal installments beginning one year after the grant date.  Options granted to Mr. Borden as a director vest and become exercisable in four equal installments beginning one year after the grant date.

(3)	This column shows the exercise price for the stock options granted, which was the closing price of the Company’s common stock on the date of grant.

(4)
This column shows the fair value of stock options granted to the Named Executive Officers in 2010.  The fair value was determined in accordance with GAAP on the grant date, and is being recognized as an expense over the vesting period.  For information on the valuation assumptions with respect to this grant refer to Note 7 to our consolidated financial statements contained in the 2010 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

This table provides information on the holdings of option awards by the Named Executive Officers at December 31, 2010.  This table includes exercisable and unexercisable options.  Employee options, which were granted on May 11, 2010, vest and become exercisable in five equal annual installments, commencing one year from the grant date.  Options granted to Mr. Borden as a director vest and become exercisable in four equal annual installments, commencing one year from the grant date.  For additional information about the option awards, see “Long Term Incentives – Stock Options – Options Awarded to Executive Officers” in the CD&A.

		Option Awards
		Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date

Paul J. Borden,	7/18/06	1,000	-	$65.50	7/18/11
President	7/10/07	750	250	$62.75	7/10/12
	7/15/08	500	500	$40.25	7/15/13
	7/14/09	250	750	$23.00	7/14/14
	5/11/10	-	12,500	$25.00	5/11/16
	8/2/10	-	1,000	$21.00	8/2/15

Curt R. Noland,	5/11/10	-	10,000	$25.00	5/11/16
Vice President

Erin N. Ruhe,	5/11/10	-	10,000	$25.00	5/11/16
Vice President,
Treasurer and
Controller

Option Exercises and Stock Vested in Fiscal 2010

No stock options were exercised by the Named Executive Officers during 2010.

Director Compensation

In 2010, each director received a retainer of $24,000 for serving on the Board of Directors. In addition, Mr. Considine was paid $26,000 for serving as Chairman of the Audit Committee, and Dr. Lobatz was paid $17,000 for serving on the Audit Committee.  Under the terms of our Option Plan, each director is automatically granted options to purchase 1,000 shares on the date on which the annual meeting of our stockholders is held each year.  The purchase price of the shares covered by such options is the fair market value of such shares on the date of grant.  These options become exercisable at the rate of 25% per year commencing one year after the date of grant.  As a result, options to purchase 1,000 shares of Common Stock at an exercise price of $21.00 per share were awarded to each of Messrs. Borden, Bienvenue, Considine, Cumming, Lobatz and Steinberg on August 2, 2010.  The Company reimburses directors for reasonable travel expenses incurred in attending board and committee meetings.

This table sets forth compensation paid to the non-employee directors during 2010.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total (3)

Patrick D. Bienvenue	$24,000	$6,170	$30,170
Timothy M. Considine	$50,000	$6,170	$56,170
Ian M. Cumming	$24,000	$6,170	$30,170
Michael A. Lobatz	$41,000	$6,170	$47,170
Joseph S. Steinberg	$24,000	$6,170	$30,170

(1)	This column reports the amount of cash compensation earned in 2010 for Board and committee service.

(2)
This column represents the fair value of options granted to directors in 2010 calculated in accordance with GAAP.  Information on the valuation assumptions made when calculating the amounts in this column is found in Note 7 to the Company’s consolidated financial statements contained in the 2010 Form 10-K.

(3)	This table does not include disclosure for any perquisites and other personal benefits for any non-employee director because such amounts did not exceed $10,000 in the aggregate per director.

Potential Payment Upon Termination of Employment

None of the Named Executive Officers is a party to an employment agreement.  However, under the terms of our current Option Plan, the time within which to exercise vested options may be extended in accordance with the Option Plan, but not beyond the expiration date of the option, for a period of either three months, one year or three years, depending on the triggering event (which are various forms of termination of employment); these triggering events do not result in any acceleration of any unvested options.  For the number of options exercisable by each Named Executive Officer as of December 31, 2010 see the “Outstanding Equity Awards at Fiscal Year-End” table above.

Upon the occurrence of an Extraordinary Event of the Company (as defined in the Option Plan, including a change in control of the Company) all then-outstanding options that have not vested or become exercisable will immediately become exercisable.  Had an Extraordinary Event occurred on December 31, 2010, Paul J. Borden, would have received $1,000 for his outstanding stock options (determined by multiplying (A) the spread between the $21.80 per common share closing price on December 31, 2010 and the per common share exercise price for each option that has an exercise price less than that closing price by (B) the number of common shares covered by previously unvested options).  Since the exercise price of all outstanding stock options held by Curt R. Noland and Erin N. Ruhe is greater than the per share common closing price on December 31, 2010 they would have not received any payment.

Executive Officers

Mr. Foulger was elected as a Vice President of the Company by the Board of Directors on April 15, 2011.  Mr. Foulger’s age, position with the Company, the periods during which he served in such positions and a summary of his recent business experience is set forth below.

Christian E. Foulger, age 37.  Mr. Foulger has served as Vice President of the Company since April 2011 and has been employed by the Company as a Special Projects Manager since November 2005.  Prior to joining the Company, Mr. Foulger was a Financial Analyst from 1998 to 2000 and Vice President from 2001 to October 2005 for Cottonwood Partners Management, a real estate development and management company in Salt Lake City, Utah.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial stockholders, we believe that during the year ended December 31, 2010, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation paid to our company’s executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.  The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers.

As described in detail in the section entitled, “Executive Compensation-Compensation Discussion & Analysis,” we believe that there should be a strong link between executive compensation and performance of the Company and our executive officers.  Please read the CD&A, the 2010 Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2010 compensation of our executive officers.  The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure is approved.”

The Board of Directors recommends a vote FOR approving the compensation paid to our executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides that stockholders must be given the opportunity to indicate their preference, on a non-binding, advisory basis, as to how frequently we should seek future advisory votes on the compensation paid to our executive officers as disclosed in accordance with the compensation disclosure rules of the SEC.  This vote will be required to be held at least once every six years.  By voting on this proposal, stockholders may indicate whether they would prefer that we seek future advisory votes approving the compensation of the Company’s executive officers once every one, two or three years.  Stockholders may also, if they wish, abstain from casting a vote on this proposal.

The Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate alternative for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year.  While the Company’s executive compensation programs are designed to, among other things, provide incentives for superior long-term performance, the Board of Directors recognizes that executive compensation disclosures are made annually.  Therefore, the Board has determined that holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.  We also believe that an annual vote creates a procedural consistency from year to year.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors.  Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results.  Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholders vote, the Board of Directors may in the future decide to vary its practice regarding the frequency with which advisory votes are conducted based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors recommends a vote FOR the option of a vote every 1 YEAR as the frequency with which stockholders are provided with an advisory vote on the compensation of the Company’s executive officers.

AUDIT COMMITTEE REPORT

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2010.

Review with Management

The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements.  PricewaterhouseCoopers LLP, our independent auditors, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence.  The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this Proxy Statement, is compatible with PricewaterhouseCoopers LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission and selected PricewaterhouseCoopers LLP as the independent auditor for 2011.

Submitted by the Audit Committee of the Board of Directors

               Timothy M. Considine
               Michael A. Lobatz

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

INDEPENDENT ACCOUNTING FIRM FEES

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by the Company’s independent auditor, PricewaterhouseCoopers LLP.  The Audit Committee has pre-approved (i) certain general categories of work where no specific case-by-case approval is necessary (“general pre-approvals”) and (ii) categories of work which require the specific pre-approval of the Audit Committee (“specific pre-approvals”).  For additional services or services in an amount above the annual amount that has been pre-approved, additional authorization from the Audit Committee is required.  The Audit Committee has delegated to its chair the ability to pre-approve all of these services.  Any pre-approval decisions made by the Committee chair under this delegated authority will be reported to the full Audit Committee.  All requests for services to be provided by PricewaterhouseCoopers LLP that do not require specific approval by the Audit Committee must be submitted to the Controller of the Company, who determines whether such services are in fact within the scope of those services that have received the general pre-approval of the Audit Committee.  The Controller reports to the Audit Committee periodically.

In accordance with the SEC’s definitions and rules, Audit Fees are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of the Company’s consolidated financial statements included in the 2010 Form 10-K, the review of financial statements included in the Company’s Form 10-Qs, services that are normally provided in connection with statutory and regulatory filings or engagements, assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including compliance with regulatory matters, the Sarbanes-Oxley Act, and consulting with respect to technical accounting and disclosure rules. All such services were approved by the Audit Committee.  Such amounts aggregated $218,000 for each of the years ended December 31, 2010 and 2009.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders.  If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee.  If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our stockholders’ best interests.

The Board of Directors recommends that the stockholders ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditors to audit our accounts and those of our subsidiaries for 2011.  The Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent auditors for 2011.  PricewaterhouseCoopers LLP are currently our independent auditors.

The Board of Directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2010 10-K is being furnished to stockholders concurrently herewith.  Exhibits to the Annual Report will be furnished to stockholders upon payment of photocopying charges.  Shareholders may request a written copy of our Audit Committee Charter and our Code of Business Practice, which includes our Code of Practice, by writing to Corporate Secretary, HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.  Each of these documents is also available on our website, www.homefedcorporation.com.

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2012 annual meeting of stockholders must be received by us at 1903 Wright Place, Suite 220, Carlsbad, California 92008, Attention of Corinne A. Maki, Secretary, no later than February 25, 2012.

Any stockholder proposal must be in accordance with the rules and regulations of the SEC.  With respect to proposals submitted by a stockholder other than for inclusion in our 2012 proxy statement and related form of proxy, timely notice of any stockholder proposal must be received by us in accordance with our by-laws and our rules and regulations no later than February 25, 2012.  Any proxies solicited by the Board of Directors for the 2012 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone.  The proxy may be revoked at any time by you before it is exercised.  If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 17, 2011, in order to vote your shares at the meeting.

By Order of the Board of Directors.

CORINNE A. MAKI
Secretary